                                                                     EX-99.26(l)

SECURIAN FINANCIAL GROUP, INC.
400 Robert Street North
St. Paul, MN  55101-2098
www.securian.com
651.665.3500
                                                                 [SECURIAN LOGO]

February 22, 2016

Minnesota Life Insurance Company
400 Robert Street North
St. Paul, Minnesota  55101

Re:     Variable Adjustable Life Policy
        File Numbers 811-4585 and 333-96383
        Post-Effective Amendment Number 23

Dear Sir or Madam:

This opinion is furnished in connection with the filing of Post-Effective Amendment Number 23 to the Registration Statement on Form N-6 ("Registration Statement"), File Number 333-96383, which covers premiums expected to be received under Variable Adjustable Life Insurance Policy ("Policies") on the form referenced above and offered by Minnesota Life Insurance Company. The prospectus included in the Registration Statement describes policies which will be offered by Minnesota Life, after the Amendment to the Registration Statement is declared effective, in each state where they have been approved by appropriate state insurance authorities. The policy form was prepared under my direction, and I am familiar with the Registration Statement and Exhibits thereto.

In my opinion the illustrations of death benefits, policy values and accumulated premiums for the Policy, fully illustrated in the Statement of Additional Information, Item 25, entitled "Illustrations," based upon the assumptions stated, are consistent with the provisions of the Policies and Minnesota Life's administrative procedures. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the SAI, Item 25, "Illustrations," appear to be correspondingly more favorable to a prospective purchaser of a Policy for males age 30 than to prospective purchasers of Polices for a male at other ages or for a female at other ages. The illustrations are based on a commonly used rating classification and premium amounts and ages appropriate for the markets in which the Policies are sold.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Robert J. Ehren

Robert J. Ehren, FSA, CLU
Senior Vice President
Life Product Manufacturing

RJE:mab

Securian Financial Group provides financial security for individuals and businesses through its subsidiaries including Minnesota Life Insurance Company, Advantus Capital Management, Securian Financial Services and Securian Trust Company.